                                                                    Exhibit 10.4

                         VISTEON "B" PURCHASE AGREEMENT

                                   dated as of

                               September 12, 2005

                                     between

                               FORD MOTOR COMPANY

                                       and

                               VISTEON CORPORATION

                        relating to the purchase and sale

                                       of

                       100% of the Shares of Common Stock

                                       of

                               VFH HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.   Definitions..............................................     2
Section 1.02.   Other Definitional and Interpretative Provisions.........     4

                                    ARTICLE 2
                                PURCHASE AND SALE

Section 2.01.   Purchase and Sale........................................     5
Section 2.02.   Closing..................................................     6
Section 2.03.   Deliveries at Closing....................................     6
Section 2.04.   Estimate of Inventories Purchase Price...................     7
Section 2.05.   Post-Closing Calculations................................     8
Section 2.06.   Post-Closing Adjustment of the Inventories
                   Purchase Price........................................     9

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.01.   Corporate Existence and Power............................    10
Section 3.02.   Corporate Authorization..................................    10
Section 3.03.   Governmental Authorization...............................    10
Section 3.04.   Noncontravention.........................................    10
Section 3.05.   Ownership of Shares; No Other Assets or Activities
                   of the Company........................................    11
Section 3.06.   Environmental Compliance.................................    12
Section 3.07.   VEBA Qualification and Funding...........................    12
Section 3.08.   Litigation...............................................    13
Section 3.09.   Finders' Fees............................................    13
Section 3.10.   No Other Representations or Warranties...................    13

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01.   Corporate Existence and Power............................    13
Section 4.02.   Corporate Authorization..................................    13
Section 4.03.   Governmental Authorization...............................    14
Section 4.04.   Noncontravention.........................................    14
Section 4.05.   Litigation...............................................    14
Section 4.06.   Finders' Fees............................................    14
Section 4.07.   No Other Representations or Warranties...................    15

                                     ARTICLE 5
                           COVENANTS OF BUYER AND SELLER

Section 5.01.   Commercially Reasonable Efforts; Further Assurances......    15
Section 5.02.   Certain Filings..........................................    15
Section 5.03.   Transfer Taxes...........................................    15
Section 5.04.   Software License Fees....................................    16
Section 5.05.   Access to Information Prior to Closing;
                   Confidentiality.......................................    16
Section 5.06.   Public Announcements.....................................    17
Section 5.07.   Conduct of the Business..................................    17
Section 5.08.   Contribution Agreement...................................    17
Section 5.09.   Obligations of the Company...............................    18
Section 5.10.   Financial Statements.....................................    18
Section 5.11.   Additional Agreements....................................    18
Section 5.12.   Directors and Officers...................................    20
Section 5.13.   Notices of Certain Events................................    21

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

Section 6.01.   Conditions to Obligations of Buyer and Seller............    22
Section 6.02.   Conditions to Obligation of Buyer........................    22
Section 6.03.   Conditions to Obligation of Seller.......................    23

                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

Section 7.01.   Survival.................................................    24
Section 7.02.   Indemnification..........................................    24
Section 7.03.   Indemnification Procedures and other Provisions
                   relating to Indemnification Claims....................    25
Section 7.04.   No Double Recovery.......................................    25

                                    ARTICLE 8
                                   TERMINATION

Section 8.01.   Grounds for Termination..................................    26
Section 8.02.   Effect of Termination....................................    27

                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.01.   Notices..................................................    27
Section 9.02.   Amendments and Waivers...................................    29
Section 9.03.   Expenses.................................................    29

Section 9.04.   Successors and Assigns...................................    29
Section 9.05.   Governing Law............................................    29
Section 9.06.   Dispute Resolution.......................................    29
Section 9.07.   Jurisdiction.............................................    30
Section 9.08.   WAIVER OF JURY TRIAL.....................................    31
Section 9.09.   Counterparts; Effectiveness; Third Party Beneficiaries...    31
Section 9.10.   Entire Agreement.........................................    31
Section 9.11.   Severability.............................................    31
Section 9.12.   Specific Performance.....................................    31

Exhibit A   Funding Agreement Termination Agreement
Exhibit B   Hourly Employee Conversion Agreement
Exhibit C   Master Equipment Bailment Agreement Termination Agreement
Exhibit D   Visteon Salaried Employee Lease Agreement - Rawsonville/Sterling
Exhibit E   Visteon Salaried Employee Transition Agreement -
            Rawsonville/Sterling

                         VISTEON "B" PURCHASE AGREEMENT

     VISTEON "B" PURCHASE AGREEMENT (this "AGREEMENT") dated as of September 12, 2005 between Ford Motor Company, a Delaware corporation ("BUYER"), and Visteon Corporation, a Delaware corporation ("SELLER").

                                   WITNESSETH:

     WHEREAS, Seller formed VFH Holdings, Inc., a Delaware corporation (the "COMPANY"), pursuant to the Delaware General Corporation Law by filing the Certificate of Incorporation of the Company with the office of the Secretary of State of the State of Delaware on July 15, 2005;

     WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock of the Company (collectively, the "SHARES"); and

     WHEREAS, Buyer and Seller are parties to a Master Agreement (the "MASTER AGREEMENT") dated as of the date hereof and pursuant to which, among other things, (i) Seller has agreed to enter into a Contribution Agreement (the "CONTRIBUTION AGREEMENT") with the Company whereby, among other things, and subject to the terms and conditions set forth therein, Seller has agreed to contribute to one or more newly-formed, wholly-owned Subsidiaries of the Company certain assets and properties as described therein, and the Company has agreed to assume certain liabilities as set forth therein, (ii) Buyer and Seller have agreed to enter into this Agreement and to consummate the transactions contemplated hereby, including the purchase and sale of the Shares, on the terms and conditions hereinafter set forth, and (iii) Buyer and Seller have agreed to enter into a Visteon "A" Transaction Agreement (the "VISTEON "A" TRANSACTION AGREEMENT") whereby, among other things, and subject to the terms and conditions set forth therein, Buyer has agreed to provide financial assistance to Seller in connection with the restructuring of the businesses of Seller that are not being contributed to the Company pursuant to the Contribution Agreement, Seller has agreed to issue to Buyer a warrant to purchase shares of common stock, par value $1.00 per share, of Seller, and Buyer and Seller have agreed to enter into certain commercial arrangements or to make certain modifications to existing commercial arrangements with respect to the businesses of Seller that are not being contributed to the Company pursuant to the Contribution Agreement.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Definitions. (a) Capitalized terms used but otherwise not defined herein shall have the meanings assigned to them in the Contribution Agreement.

     (b) The following terms, as used herein, have the following meanings:

     "BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     "CLOSING DATE" means the date of the Closing.

     "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Seller to Buyer on the date hereof as attached hereto.

     "ESTIMATED INVENTORIES PURCHASE PRICE" means the estimated amount of the Inventories Purchase Price as determined pursuant to Section 2.04.

     "FINAL INVENTORIES PURCHASE PRICE" means the Inventories Purchase Price (i) as shown in Buyer's calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 2.05(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.05(c) or (B) in the absence of such agreement, as shown in the Referee's calculation delivered pursuant to
Section 2.05(c); provided that in no event shall the Final Inventories Purchase Price be less than Buyer's calculation of the Inventories Purchase Price delivered pursuant to Section 2.05(a) or more than Seller's calculation of the Inventories Purchase Price delivered pursuant to Section 2.05(b).

     "FUNDING AGREEMENT TERMINATION AGREEMENT" means the Termination Agreement, substantially in the form of Exhibit A hereto, to the Funding Agreement between Buyer and Seller dated as of March 10, 2005, as amended.

     "HOURLY EMPLOYEE CONVERSION AGREEMENT" means the Hourly Employee Conversion Agreement substantially in the form of Exhibit B hereto.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INVENTORY ACCOUNTING PRINCIPLES" means GAAP as consistently applied by Seller and its Subsidiaries in the preparation of the audited balance sheet of Seller and its consolidated Subsidiaries as of December 31, 2004, taking into account the accounting policies, methods and procedures within GAAP used in the preparation of such financial statement, as described in Schedule 1.01(b).

     "MASTER EQUIPMENT BAILMENT AGREEMENT TERMINATION AGREEMENT" means the Termination Agreement, substantially in the form of Exhibit C hereto, to the Master Equipment Bailment Agreement between Buyer and Seller dated as of March 10, 2005, as amended.

     "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Seller and its Affiliates, taken as whole (other than the Business) or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than, in each case of clauses (i) and (ii), an effect to the extent resulting from any one or more of the following: (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that generally affects any industry in which Seller competes, including changes in the price of energy, supplies and raw materials; (C) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent not disproportionately impacting or affecting Seller); (D) any volume reductions in Buyer's business with Seller; or (E) the loss of customers, suppliers or employees resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

     "VISTEON "B" TRANSACTION DOCUMENTS" means:

          (i) this Agreement;

          (ii) the Funding Agreement Termination Agreement;

          (iii) the Hourly Employee Conversion Agreement;

          (iv) the Master Equipment Bailment Agreement Termination Agreement;

          (v) the Visteon Salaried Employee Lease Agreement -
     Rawsonville/Sterling;

          (vi) the Visteon Salaried Employee Transition Agreement - Rawsonville/Sterling; and

          (vii) any and all other agreements and documents required to be delivered by any party hereto prior to or at Closing pursuant to the terms of this Agreement.

     "VISTEON SALARIED EMPLOYEE LEASE AGREEMENT - RAWSONVILLE/STERLING" means the Visteon Salaried Employee Lease Agreement for Rawsonville/Sterling substantially in the form of Exhibit D hereto.

     "VISTEON SALARIED EMPLOYEE TRANSITION AGREEMENT - RAWSONVILLE/STERLING" means the Visteon Salaried Employee Transition Agreement for
Rawsonville/Sterling substantially in the form of Exhibit E hereto.

     (c) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                      SECTION
----                                     --------
Agreement                                Preamble
Assumed Environmental Liabilities          5.11
Buyer                                    Preamble
Closing                                    2.02
Company                                  Recitals
Contribution Agreement                   Recitals
Existing Employee Assignment Agreement     5.11
Ford VEBA                                  5.11
Indemnitees                                5.12
Initial Statement                          2.04
Inventories Purchase Price                 2.01
Master Agreement                         Recitals
Purchase Price                             2.01
Referee                                    2.05
Seller                                   Preamble
Seller VEBA                                3.07
Shares                                   Recitals
Transfer Taxes                             5.03
Visteon "A" Transaction Agreement        Recitals
Warranty Breach                            7.02

     Section 1.02. Other Definitional and Interpretative Provisions. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All

Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meanings assigned to such terms in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References in this Agreement to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements are to be deemed included in such agreement or contract only if listed in the appropriate schedule. References in this Agreement to any Person include the successors and permitted assigns of that Person. References in this Agreement from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

                                    ARTICLE 2
                                PURCHASE AND SALE

     Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing. The consideration (the "PURCHASE PRICE") payable by Buyer for the Shares is:

          (i) an amount in cash equal to the aggregate book value, net of reserves, of the Contributed Inventories as of the Closing Date, as determined in accordance with the Inventory Accounting Principles (such aggregate book value, net of reserves, the "INVENTORIES PURCHASE PRICE");

          (ii) the agreements of Buyer set forth in Sections 5.09 and 5.11 of this Agreement; and

          (iii) Buyer's entry at Closing into the Visteon "B" Transaction Documents to which it is a party.

     The Purchase Price shall be paid as provided in Section 2.03 and the Inventories Purchase Price shall be subject to adjustment as provided in Section 2.05.

     Section 2.02. Closing. The closing (the "CLOSING") of the purchase and sale of the Shares hereunder shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243, after satisfaction of the conditions set forth in Article 6 (or waiver thereof by the party entitled to waive such condition) on the day immediately following the closing of the Contribution Agreement, or at such other time or place as Buyer and Seller may agree. The Closing shall be deemed effective as of 12.01 a.m. on the Closing Date.

     Section 2.03. Deliveries at Closing. (a) Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller:

          (i) An amount in cash equal to the Estimated Inventories Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank in the United States designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or the payment date if the penultimate sentence of this Section 2.03 applies); provided that the amount of cash payable at Closing by Buyer pursuant to this clause (i) shall be reduced (by way of set-off) by (x) all outstanding amounts owing to Buyer by Seller under the Secured Promissory Note and (y) all outstanding amounts owing to Buyer by Seller under the Container Agreement (as defined in the Visteon "A" Transaction Agreement).

          (ii) A counterpart of each of the following Visteon "B" Transaction Documents duly executed by Buyer (or Affiliate of Buyer, as appropriate):

               (A) Funding Agreement Termination Agreement.

               (B) Hourly Employee Conversion Agreement.

               (C) Master Equipment Bailment Agreement Termination Agreement.

               (D) Visteon Salaried Employee Lease Agreement -
          Rawsonville/Sterling, if applicable.

               (E) Visteon Salaried Employee Transition Agreement - Rawsonville/Sterling, if applicable.

     (b) Deliveries by Seller to Buyer. At the Closing, Seller shall deliver to
Buyer:

          (i) or to a Person designated by Buyer, by notice to Seller, which notice shall be delivered not later than two Business Days prior to the Closing Date, free and clear of all Liens, certificates for the Shares duly endorsed in blank or accompanied by stock transfer powers with any required transfer stamps affixed thereto.

          (ii) A counterpart of each of the following Visteon "B" Transaction Documents duly executed by Seller (or Affiliate of Seller, as appropriate):

               (A) Funding Agreement Termination Agreement.

               (B) Hourly Employee Conversion Agreement.

               (C) Master Equipment Bailment Agreement Termination Agreement.

               (D) Visteon Salaried Employee Lease Agreement -
          Rawsonville/Sterling, if applicable.

               (E) Visteon Salaried Employee Transition Agreement - Rawsonville/Sterling, if applicable.

          (iii) All documents Buyer may reasonably request relating to the transfer of the VEBA assets pursuant to Section 5.11(d).

     Notwithstanding the foregoing provisions of this Section 2.03, if the Closing Date is not a Business Day, Buyer shall deliver the cash amount required to be paid pursuant to Section 2.03(a)(i) to Seller on the Business Day immediately preceding the scheduled Closing Date (but subsequent to the consummation of the closing under the Contribution Agreement), subject to the prior delivery by the parties of the documents required to be delivered pursuant to this Section 2.03 and Section 2.03 of the Visteon "A" Transaction Agreement (such documents to be held in escrow by the parties' counsel pending release at the Closing). If the Closing does not occur on the scheduled Closing Date, Seller shall promptly (on the next Business Day) repay the cash amount delivered by Buyer pursuant to the preceding sentence to Buyer.

     Section 2.04. Estimate of Inventories Purchase Price. 15 days prior to the date on which the Closing is scheduled to occur, Seller shall, in consultation with Buyer, prepare and furnish to Buyer a statement (the "INITIAL STATEMENT"), prepared in reasonable detail, with specificity and in accordance with the Inventory Accounting Principles, setting forth Seller's good faith estimate of the Inventories Purchase Price, which estimate will be based on the closing accounts stated in Seller's books of account as of the end of the immediately preceding calendar month and shall also take into account additions thereto and subtractions therefrom subsequent to such date and until the date on which the Closing is scheduled to occur based on Seller's good faith estimates taking into account

Seller's historical practices and forecasts. If Buyer agrees with such estimate or Buyer does not object to such calculation within seven days after Seller's delivery of the Initial Statement, such amount shall be deemed to be the Estimated Inventories Purchase Price and shall be paid by Buyer to Seller at the Closing pursuant to Section 2.03(a)(i). If Buyer disagrees with such estimate, Buyer shall, within seven days after delivery of the Initial Statement, deliver a written notice to Seller stating that Buyer disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Buyer disagrees. If Buyer disagrees with Seller's estimate of the Inventories Purchase Price set forth in the Initial Statement, the parties shall promptly hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate and mutually agree on the estimate of the Inventories Purchase Price. If the parties are able to agree, such agreed upon estimated amount shall be deemed to be the Estimated Inventories Purchase Price and shall be paid by Buyer to Seller at the Closing pursuant to Section 2.03(a)(i). If the parties are unable to agree, the estimated Inventories Purchase Price payable by Buyer to Seller at the Closing pursuant to Section 2.03(a)(i) shall be the amount set forth on the Statement of Assets.

     Section 2.05. Post-Closing Calculations. (a) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement setting forth Buyer's calculation, in accordance with the Inventory Accounting Principles, of the Inventories Purchase Price.

     (b) If Seller disagrees with Buyer's calculation of the Inventories Purchase Price delivered pursuant to Section 2.05(a), Seller may, within 45 days after delivery of the statement referred to in Section 2.05(a), deliver a notice to Buyer disagreeing with Buyer's calculation of the Inventories Purchase Price and setting forth Seller's calculation of the Inventories Purchase Price. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the statement delivered by Buyer pursuant to Section 2.05(a).

     (c) If a notice of disagreement shall be duly delivered pursuant to Section 2.05(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Inventories Purchase Price, which amount shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.05(a) or more than the amount thereof shown in Seller's calculation delivered pursuant to Section 2.05(b). If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young (the "REFEREE") promptly, and in any event within 45 days, to review this Agreement and the disputed items or amounts for the purpose of calculating the Inventories Purchase Price. In making such calculation, the Referee shall consider only those items or amounts in Buyer's calculation of the

Inventories Purchase Price as to which Seller has disagreed and must only use the accounting principles, methods and procedures of the Inventory Accounting Principles in reviewing such disputed items or amounts. The Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation of the Inventories Purchase Price. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between the Final Inventories Purchase Price and Buyer's calculation of the Inventories Purchase Price delivered pursuant to Section 2.05(a) is greater than the difference between the Final Inventories Purchase Price and Seller's calculation of the Inventories Purchase Price delivered pursuant to Section 2.05(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

     (d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the determination of the Estimated Inventories Purchase Price pursuant to Section 2.04 and the determination of the Inventories Purchase Price pursuant to this Section 2.05 and be available to the other party in connection with the conduct of the reviews referred to in Section 2.04 and this Section 2.05 including making available, upon request, to the extent necessary reasonable and timely access to such party's books, records, work papers and personnel. All information delivered pursuant to this Section 2.05 shall be subject to the terms of the Confidentiality Agreement.

     Section 2.06. Post-Closing Adjustment of the Inventories Purchase Price. If the Estimated Inventories Purchase Price exceeds the Final Inventories Purchase Price, Seller shall pay to Buyer, as an adjustment to the Inventories Purchase Price, in the manner and with interest as provided in Section 2.06(b), the amount of such excess. If the Final Inventories Purchase Price exceeds the Estimated Inventories Purchase Price, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.06(b), the amount of such excess.

     (b) Any payment pursuant to Section 2.06(a) shall be made within 10 days after the Final Inventories Purchase Price has been determined by delivery by Buyer or Seller, as the case may be, in immediately available funds by wire transfer to an account of the other party with a bank in the United States designated by such other party by notice delivered promptly after the Final Inventories Purchase Price has been determined (or, in the case of a payment by Seller to Buyer, by a disbursement to Buyer from the Escrow Account pursuant to the terms of the Escrow Agreement). The amount of any payment to be made pursuant to this Section 2.06 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of such payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date (subject to any exceptions disclosed on the correspondingly numbered section of the Disclosure Schedule) that:

     Section 3.01. Corporate Existence and Power. Each of Seller, the Company and each Subsidiary of the Company existing as of the date hereof is (and upon its organization each Subsidiary of the Company formed pursuant to Section 4.02 of the Contribution Agreement will be) duly organized, validly existing and in good standing (or equivalent status) under the laws of its jurisdiction of organization and has all corporate or other organizational powers, as the case may be, required to carry on its business as now conducted.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each other Visteon "B" Transaction Document to which Seller is or will be a party constitutes or will constitute when executed (assuming the due authorization, execution and delivery by the other parties thereto) a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material authorization by, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) applicable filings to COFECO under Mexico's Federal Economic Competition Law.

     Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate its certificate of incorporation or bylaws or other organizational documents or the organizational documents of the Company or any Subsidiary of the Company, assuming compliance with the matters referred to in Section 3.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, assuming the obtaining of all consents set forth on Section 3.04(b) of the Disclosure Schedule to the Contribution Agreement, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any rights or obligations of (A) the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any material agreement or other material instrument binding upon the Company or any Subsidiary of the Company or (B) Seller or to a loss of any benefit to which Seller is entitled under any provision of any material agreement or other material instrument binding upon Seller except, in the case of this clause (iii)(B), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or result in the creation or imposition of any Lien on any material asset of the Company or any Subsidiary of the Company other than any Permitted Lien.

     Section 3.05. Ownership of Shares; No Other Assets or Activities of the Company. (a) Seller is the record and beneficial owner of the Shares, free and clear of any Lien (other than any Liens securing the Indebtedness of Seller or its Subsidiaries under the Visteon Credit Agreement or arising under the Secured Promissory Note between Seller and Buyer dated as of the date hereof, which Liens shall be released at or prior to Closing) and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares other than as provided for in this Agreement or the Master Agreement), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Shares, there are no outstanding (i) securities or other equity interests of the Company, (ii) securities or other equity interests of the Company convertible into or exchangeable for securities or other equity interests of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any securities or equity interests or securities convertible into or exchangeable for securities or equity interests of the Company.

     (b) As of the date hereof, neither the Company nor any Subsidiary of the Company has, nor is it subject to, any Liabilities (other than immaterial liabilities incurred in connection with its organization), and the Company does not own, and has never owned, directly or indirectly, any assets or properties (including an equity interest in any Person, other than any wholly-owned Subsidiaries listed on Section 3.05(c) of the Disclosure Schedule or formed pursuant to Section 4.02 of the Contribution Agreement), and does not and has not conducted any business or activities other than in the ordinary course in connection with its organization. As of the Closing Date, neither the Company nor any Subsidiary of the Company will have (or be subject to) any Liabilities (other than immaterial liabilities incurred in connection with its organization) or own, directly or indirectly, any assets or properties (including an equity interest in any Person, other than any wholly-owned Subsidiaries listed on
Section 3.05(c) of the Disclosure Schedule or formed pursuant to Section 4.02 of the Contribution Agreement), and neither the Company nor any Subsidiary of the Company will conduct any business activities, except in each case for such assets, properties and businesses acquired, and such Liabilities assumed, as provided for under the Contribution Agreement.

     (c) Each Subsidiary of the Company existing as of the date hereof is listed on Section 3.05(c) of the Disclosure Schedule, and all of the outstanding capital stock of each such Subsidiary is wholly-owned by the Company, directly or indirectly (as set forth on Section 3.05(c) of the Disclosure Schedule) free and clear of any Lien (other than any Liens securing the Indebtedness of Seller or its Subsidiaries under the Visteon Credit Agreement or arising under the Secured Promissory Note between Seller and Buyer dated as of the date hereof, which Liens shall be released at or prior to Closing). Other than as set forth on Section 3.05(c) of the Disclosure Schedule, there are no outstanding (i) securities or other equity interests of any such Subsidiary, (ii) securities or other equity interests of any such Subsidiary convertible into or exchangeable for securities or other equity interests of such Subsidiary or (iii) options or other rights to acquire from of any such Subsidiary, or other obligation of such Subsidiary to issue, any securities or equity interests or securities convertible into or exchangeable for securities or equity interests of such Subsidiary.

     Section 3.06. Environmental Compliance. Seller's representation and warranty in Section 3.21 of the Contribution Agreement is true and correct (it being understood and agreed by the parties that this Section 3.06 shall not in any respect limit or restrict Ford's indemnification obligations under this Agreement with respect to the Assumed Environmental Liabilities).

     Section 3.07. VEBA Qualification and Funding. The Visteon Corporation UAW Voluntary Employee Beneficiary Association (the "SELLER VEBA") is qualified under Section 501(c)(9) of the Code and has been so qualified (and maintained in accordance with its terms) during the period from its adoption to date, and the trust thereunder is exempt from tax pursuant to Section 501(a) of the Code. As of May 31, 2005, the assets held in the Seller VEBA had a fair market value of not less than $24,635,000. No assets have been withdrawn from, and no payments have been made or otherwise distributed from, the Seller VEBA subsequent to May 24, 2005.

     Section 3.08. Litigation. Except as publicly disclosed in the reports filed or furnished by Seller to the SEC prior to the date hereof, there is no action, suit, investigation, inquiry or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller or any of its Affiliates or any of their respective properties by or before any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Seller Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

     Section 3.09. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Ford or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 3.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedule), or in the other agreements referred to in Section 9.10, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, its Subsidiaries and the transactions contemplated by this Agreement, and Seller disclaims any other such representations or warranties, whether made by Seller, any Subsidiary of Seller or any of their respective officers, directors, employees, agents or representatives. Nothing in this Section 3.10 shall impair or limit in any way any of the rights or remedies of Buyer and its Affiliates set forth in this Agreement or in the other agreements referred to in Section 9.10 or relating to or arising out of any fraud or willful misrepresentation.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers required to carry on its business as now conducted.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Visteon "B" Transaction Document to which Buyer is or will be a party constitutes or will constitute when executed (assuming the due authorization, execution and delivery by the other parties thereto) a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material authorization by, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) applicable filings to COFECO under Mexico's Federal Economic Competition Law.

     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each other Visteon "B" Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate its certificate of incorporation or bylaws or other organizational documents or (ii) assuming compliance with the matters referred to in Section 4.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any of its rights or obligations or to a loss of any benefit to which it is entitled under any provision of any material agreement or other instrument binding upon it except, in the case of this clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     Section 4.05. Litigation. There is no action, suit, investigation, inquiry or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of its Affiliates or any of their respective properties by or before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

     Section 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.07. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, or in the other agreements referred to in Section 9.10, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to Buyer, its Subsidiaries and the transactions contemplated by this Agreement, and Buyer disclaims any other such representations or warranties, whether made by Buyer, any Subsidiary of Buyer or any of their respective officers, directors, employees, agents or representatives. Nothing in this Section 4.07 shall impair or limit in any way any of the rights or remedies of Seller and its Affiliates set forth in this Agreement or in the other agreements referred to in Section
9.10 or relating to or arising out of any fraud or willful misrepresentation.

                                    ARTICLE 5
                          COVENANTS OF BUYER AND SELLER

     Section 5.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 5.02. Certain Filings. Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Filing fees attributable to the filings made pursuant to this Section 5.02 shall be borne by the party responsible for making the filing, or if one joint filing is required, the applicable filing fee shall be equally borne by Buyer and Seller.

     Section 5.03. Transfer Taxes. Subject to Section 4.C. of each Mexican Asset Purchase Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees to be incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) ("TRANSFER TAXES") shall be borne by Visteon. The party or parties having responsibility therefore under applicable law shall prepare and file all necessary Transfer Tax Returns and other documentation and shall take reasonable steps to reduce or eliminate such Transfer Taxes. In the event that Buyer, the Company or any of their Affiliates shall be required to pay or shall pay any Transfer Tax, upon demand, Seller shall promptly pay such Transfer Tax for Buyer or reimburse Buyer for such Transfer Tax paid by Buyer, as applicable (and if Seller shall not promptly pay such Transfer Tax, Buyer shall be entitled to receive a disbursement in the amount of such Transfer Tax from the Escrow Account pursuant to the terms of the Escrow Agreement).

     Section 5.04. Software License Fees. Any costs payable prior to the Closing to licensors of software solely in connection with (i) the transfer of software licenses by Seller to the Company pursuant to the transactions contemplated by the Contribution Agreement, the Intellectual Property Contribution Agreement or the Software License and Contribution Agreement, or (ii) the transactions contemplated by this Agreement (in each case excluding ongoing licensing and maintenance fees required to be paid by the Company pursuant to the terms of the licenses after the Closing, except to the extent of any increase in such fees that is payable in lieu of a software license transfer fee (it being agreed by the parties that neither party hereto may agree to any such increase with a licensor without the prior consent of the other party hereto)) shall be borne equally by Buyer and Seller (and, pursuant to the Contribution Agreement, any such costs payable after the Closing shall be borne equally by Seller and the Company). Buyer and Seller shall cooperate to minimize the amount of any such costs.

     Section 5.05. Access to Information Prior to Closing; Confidentiality. From the date hereof until the Closing Date, Seller will during normal business hours and upon reasonable notice (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access (subject to the next sentence) to the offices, properties, books and records of Seller relating to the Business, the Contributed Assets and the Assumed Liabilities, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such existing financial and operating data and other information relating to the Business, the Contributed Assets and the Assumed Liabilities as such Persons may reasonably request (provided that Seller shall not be required to prepare new financial statements except as required pursuant to Section 5.10 of this Agreement and Section 4.03 of the Contribution Agreement) and
(iii)instruct the management, employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business, the Contributed Assets and the Assumed Liabilities and to provide prompt, accurate and thorough responses to Buyer's request for materials and information relating to such investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, including any officer of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder or under the Contribution

Agreement. All such confidential information will remain subject to the terms of the Confidentiality Agreement; provided that Buyer shall be permitted to provide such information that it deems necessary to conduct discussions with potential acquirors of all or a part of Business or all or part of the Contributed Real Property (and related Contributed Assets), and Seller shall provide the access contemplated by the first sentence of this Section 5.05 to any such potential acquiror, provided that such potential acquiror enters into a confidentiality agreement with Buyer substantially comparable to the Confidentiality Agreement (which confidentiality agreements shall provide Seller with the right to enforce the confidentiality obligations of such potential acquirors thereunder).

     Section 5.06. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for (i) any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange, (ii) confidential disclosures to rating agencies and (iii) disclosures made to lenders and underwriters who enter into a confidentiality agreement substantially comparable to the Confidentiality Agreement, no party shall issue any such press release or make any such public statement without the prior consent of the other party.

     Section 5.07. Conduct of the Business. (a) From the date hereof until the Closing Date, Seller agrees to, and agrees to cause its Affiliates to, (i) conduct the Business as set forth in Section 4.01 of the Contribution Agreement and (ii) without limiting the generality of the foregoing, support Buyer's forward model vehicle programs.

     (b) From the date hereof until the closing under the Contribution Agreement, Seller agrees that it shall not permit the Company (or any of its Subsidiaries) to own, directly or indirectly, any assets or properties, to conduct any businesses or activities or to incur any Liabilities (other than immaterial liabilities incurred in connection with its organization).

     Section 5.08. Contribution Agreement. Seller agrees that from the date hereof until the Closing: it shall not permit the Company to agree to any amendment to or modification or waiver of any provision of, or to assign any of its rights under, the Contribution Agreement without the prior written consent of Buyer, (ii) it shall not permit the Company to exercise any rights of termination under the Contribution Agreement without the prior written consent of Buyer and it shall cause the Company to exercise any such rights of termination at and in accordance with the direction of Buyer, (iii) where the Company has the right under the terms of the Contribution Agreement to make any designation or election, to give any notice, to grant any consent or approval, to agree to any matter, to be consulted with, or to take any other similar action (including making any determination as to whether the conditions to closing under the Contribution Agreement have been satisfied or taking actions under the dispute resolution provisions), it shall in each case cause the Company to take any such action only at and in accordance with the direction of Buyer, (iv) it shall take all actions and perform all obligations required to be taken or performed by it, and it shall cause the Company to take all actions and to perform all obligations required to be taken or performed by the Company, pursuant to the provisions of the Contribution Agreement, (v) all representations, warranties and obligations of Seller under the Contribution Agreement shall be deemed made or given to or for the benefit of Buyer, and Buyer shall have the right to enforce all rights of the Company with respect to such representations, warranties and obligations as if Buyer were a party to the Contribution Agreement and (vi) it shall, or shall cause the Company to, notify Buyer promptly of any matter arising under or with respect to the Contribution Agreement or the transactions contemplated thereby in order that Buyer may exercise its rights under the foregoing clauses
(i) through (v).

     Section 5.09. Obligations of the Company. From and after the Closing, Buyer agrees to provide sufficient funds to the Company to enable the Company and its Subsidiaries to fulfill their obligations under the Contribution Agreement and the Contribution Agreement Transaction Documents (as defined in the Contribution Agreement), including with respect to the Assumed Liabilities thereunder.

     Section 5.10. Financial Statements. At Buyer's request, Seller shall use reasonable efforts, within existing resource constraints, to assist Buyer in the preparation of financial statements for all or any portion of the Business, as of and for the periods ending on such dates, as Buyer shall specify (including executing and delivering to any auditor preparing such financial statements management representation letters with respect to periods prior to the Closing), and Buyer shall reimburse Seller for any direct and indirect personnel costs, including out-of-pocket costs (for third party services), reasonably incurred by Seller in connection with such assistance.

     Section 5.11. Additional Agreements. Assumption of Certain Environmental Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby assumes, effective at the time of the Closing, all Environmental Liabilities that were assumed by Seller pursuant to the Master Transfer Agreement and the Site Exchange Agreement between Buyer and Seller effective as of January 1, 2001 to the extent arising from the ownership or operation of the Contributed Real Property prior to the Spin-Off Date (excluding any increase in cost attributable to the exacerbation of such Liabilities by Seller or its Affiliates) (the "ASSUMED ENVIRONMENTAL LIABILITIES"). For purposes of this Section, for any allocation of relative liability between Buyer and Seller relating to a parcel sold by Seller from or adjacent to one or more of the Plants, (i) "exacerbation" shall include the sale by Seller of such parcel, and
(ii), any

Assumed Environmental Liability relating to such parcel shall be reduced by the greater of (1) the consideration Seller received or receives in the future in connection with such sale, and (2) any increase in Damages (as defined in the Contribution Agreement) to the extent the sale altered (A) the likelihood of Liabilities (as defined in the Contribution Agreement) being identified or incurred, (B) the type or magnitude of Liabilities or Damages, or (C) the actual Damages incurred. Other than the assumption of the Assumed Environmental Liabilities by Buyer pursuant to this Section 5.11(a), nothing herein shall be deemed to modify the allocation of Liabilities under the Master Transfer Agreement.

     (b) Termination of Existing Employee Assignment Agreement; Hourly OPEB Liability. Effective as of the Closing: (i) Buyer and Seller hereby agree that the Amended and Restated Hourly Employee Assignment Agreement between Buyer and Seller dated as of April 1, 2000 and as amended and restated as of December 19, 2003 (the "EXISTING EMPLOYEE ASSIGNMENT AGREEMENT") shall be automatically terminated without further action and shall be of no further force and effect; and (ii) Buyer hereby fully, unconditionally, completely, irrevocably and forever releases Seller from its obligation to pay Buyer any amounts owing to Buyer under the Existing Employee Assignment Agreement; provided that (A) any reimbursement obligations of Seller under the Existing Employee Assignment Agreement with respect to (x) wages, benefits and administrative expenses that are payable with respect to periods prior to Closing, and (y) OPEB retiree benefits payments made prior to Closing, in each case of the type set forth on
Schedule 5.11(b), shall remain outstanding and in full force and effect, and shall be payable by Seller to Buyer in accordance with Section 8 of the Existing Employee Assignment Agreement and (B) any obligations of Buyer or Seller pursuant to subsections 17.1(ii) and (iii) and subsections 17.2(ii) and (iii) of the Existing Employee Assignment Agreement shall remain outstanding and in full force and effect.

     (c) Termination of the Funding Agreement and the Master Equipment Bailment Agreement. Buyer and Seller hereby agree to enter into at Closing (i) the Funding Agreement Termination Agreement and (ii) the Master Equipment Bailment Agreement Termination Agreement.

     (d) Transfer of Seller VEBA Assets. In connection with the release under
Section 5.11(b) of Seller from its obligation to reimburse Ford for the cost of providing post-retirement health and life benefits for Ford hourly employees,

          (i) As soon as practicable after the Closing Date, Seller shall (A) cause the trustee of the Seller VEBA to make any and all filings and submissions to the appropriate governmental agencies arising in connection with the transfer of assets as described below, and (B) make all necessary amendments to the Seller VEBA to provide for the transfer of assets as described below.

          (ii) As soon as practicable after the Closing Date, Buyer shall (A) make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below, and (B) make all necessary amendments to the Ford-UAW Benefits Trust (the "FORD VEBA") to provide for the transfer of assets as described below.

          (iii) As soon as practicable after the Closing Date, subject to the delivery (A) to Buyer by Seller of Seller indemnities satisfactory to Buyer, and (B) the delivery to Seller by Buyer of Buyer indemnities satisfactory to Seller, Seller shall cause the trustee of the Seller VEBA to transfer in cash (or marketable securities reasonably satisfactory to the trustee of the Ford VEBA) the assets thereunder (including earnings thereon attributable to the period from the Closing Date to the date of transfer) to the trustee of the Ford VEBA. The costs associated with liquidating the assets in the Seller VEBA in connection with the transfer thereof to the Ford VEBA shall be borne by Buyer.

          (iv) Neither Buyer nor any of its Affiliates shall release Seller from nor assume any other obligations or liabilities arising under or attributable to the Seller VEBA including, without limitation, any obligations or liabilities arising under or attributable to any breach of Seller's representations and warranties under Article 3 hereof.

          (v) From the date hereof until the Closing Date, Seller agrees that it shall not, and shall not permit any of its Subsidiaries to, withdraw or otherwise make (or cause to be withdrawn or made) any payments or distributions, either directly or indirectly, from the Seller VEBA.

     (e) Visteon Salaried Employee Transition Agreement. If a competitive operating agreement is reached with the UAW at the Rawsonville and/or Sterling plants by October 1, 2005, then Buyer and Seller agree to enter into (i) the Visteon Salaried Employee Transition Agreement (with respect to the salaried employees at either or both of such plants, as applicable) and (ii) the Visteon Salaried Employee Lease Agreement (with respect to the salaried employees at either or both of such plants, as applicable).

     Section 5.12. Directors and Officers. Buyer agrees that all rights of the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the "INDEMNITEES") to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company or such Subsidiary in effect on the Closing Date shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. For a period of not less than six years following the Closing Date, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by applicable law.

     Section 5.13. Notices of Certain Events. Each party shall promptly notify the other party of:

          (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Visteon "B" Transaction Documents;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Visteon "B" Transaction Documents;

          (c) any actions, suits, claims, investigations, inquiries or proceedings commenced or, to its knowledge threatened that relate to the consummation of the transactions contemplated by this Agreement or the other Visteon "B" Transaction Documents or that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to
     Section 3.08 (in the case of Seller) or Section 4.05 (in the case of Buyer); and

          (d) any circumstance, event or action the existence, occurrence or taking of which would result in any representation or warranty made by such party in this Agreement not being true and correct and which, if not cured, would result in the failure of the condition set forth in Section 6.02(a)(ii) (in the case of Seller) or Section 6.03(a)(ii) (in the case of Buyer).

     No notice or disclosure by a party pursuant to this Section shall be deemed to amend or supplement the Disclosure Schedule or to prevent, cure or operate as a waiver of any misrepresentation or breach of warranty.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     Section 6.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver by both parties of the following conditions:

          (a) The closing under the Contribution Agreement shall have been consummated.

          (b) The closing under the Visteon "A" Transaction Agreement shall have been consummated (or be capable of being consummated contemporaneously with the Closing).

          (c) The parties shall have made applicable filings to COFECO under Mexico's Federal Economic Competition Law with respect to the transactions contemplated by the Contribution Agreement and this Agreement, and neither party shall have been advised that the filings are deficient.

          (d) No provision of any applicable law or regulation and no judgment, injunction, order or decree by any Governmental Authority shall prohibit (including as a result of the failure to obtain, take or make any required authorization or similar action by or in respect of or filings with any Governmental Authority) the consummation of the Closing.

     Section 6.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) (A) the representations and warranties of Seller contained in Sections 3.02 and 3.05 shall be true and correct at and as of the Closing Date as if made at and as of such date and (B) all other representations and warranties of Seller contained in this Agreement and in any other Visteon "B" Transaction Document and in any certificate delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Seller Material Adverse Effect, shall be true and correct at and as of the Closing Date as if made at and as of such date (except that representations and warranties that relate to a specific date shall only be required to be true and correct as of such date) except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, and (iii) Buyer shall have received a certificate signed by the chief financial officer of Seller to the foregoing effect.

          (b) There shall not be pending any action or proceeding by any Governmental Authority, that challenges or seeks to make illegal, to materially delay or otherwise directly or indirectly to prohibit the consummation of the transactions contemplated by this Agreement or seeks to obtain material damages from Buyer or its Affiliates in connection with this transaction.

          (c) Seller shall have received a final, full and indefeasible release of all Liens on the Shares pursuant to, or created in connection with, the Visteon Credit Agreement, in form and substance reasonably satisfactory to Buyer, and Seller shall have delivered all documents in connection therewith as Buyer may reasonably request.

          (d) Buyer shall have received certification signed by Seller to the effect that Seller is not a "foreign person" as defined in Section 1445 of the Code.

          (e) If Buyer shall have given notice of a breach or failure to perform pursuant to Section 8.01(a)(iv)(B), Seller shall have cured such breach.

          (f) Buyer shall have received all documents and instruments to be received by Buyer pursuant to Section 2.03(b).

     Section 6.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (A) the representations and warranties of Buyer contained in
     Section 4.02 shall be true and correct at and as of the Closing Date as if made at and as of such date and (B) all other representations and warranties of Buyer contained in this Agreement and in any other Visteon "B" Transaction Document and in any certificate delivered by Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except that representations and warranties that relate to a specific date shall only be required to be true and correct as of such date), and (iii) Seller shall have received a certificate signed by the chief financial officer of Buyer to the foregoing effect.

          (b) Seller shall have received all cash, documents and instruments to be received by Seller at Closing pursuant to Section 2.03(a).

                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

     Section 7.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any officer's certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen month anniversary of the Closing Date; provided that (i) the representations and warranties in Sections 3.01, 3.02, 3.05, 4.01 and 4.02, shall survive indefinitely or until the latest date permitted by applicable law and (ii) the representations and warranties in Section 3.06 shall survive until the later of the sixth anniversary of the Closing Date and the applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any officer's certificate delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof giving rise to such right of indemnity (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 7.02. Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by Buyer or any of its Affiliates arising out of (A) any misrepresentation or breach of any warranty (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) (each such misrepresentation and breach of warranty a "WARRANTY BREACH") by Seller or its Affiliates in this Agreement or any other Visteon "B" Transaction Documents, (B) any breach of covenant or agreement made or to be performed by Seller or its Affiliates pursuant to this Agreement or any other Visteon "B" Transaction Documents or (C) subject to Section 2.03(b) of the Contribution Agreement, any Visteon Retained Liability (which do not include the Assumed Environmental Liabilities); provided that with respect to indemnification by Seller for Warranty Breaches (other than Sections 3.01, 3.02, 3.05 and 3.09, and other than in cases of fraud or willful misrepresentation) pursuant to this Section 7.02(a), (i) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (together with all amounts paid or payable by Seller with respect to Warranty Breaches under Section 8.02 of the Contribution Agreement and Section 7.02 of the Visteon "A" Transaction Agreement) exceeds $3 million (in which case Seller shall only be liable to the extent of such excess) and (ii) Seller's maximum liability (together with all amounts paid or payable by Seller with respect to Warranty Breaches under Section 8.02 of the Contribution Agreement and Section
7.02 of the Visteon "A" Transaction Agreement) shall not exceed $30 million in the aggregate.

     (b) Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of
(A) any Warranty Breach by Buyer or its Affiliates, (B) breach of covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to this Agreement or any other Visteon "B" Transaction Documents or (C) any Assumed Environmental Liability; provided that with respect to indemnification by Buyer for Warranty Breaches (other than in cases of Sections 4.01, 4.02, and 4.06, and other than in cases of fraud or willful misrepresentation) pursuant to this
Section 7.02(b), (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (together with all amounts paid or payable by Buyer with respect to Warranty Breaches under Section 7.02 of the Visteon "A" Transaction Agreement) exceeds $3 million (in which case Buyer shall only be liable to the extent of such excess) and (ii) Buyer's maximum liability (together with all amounts paid or payable by Buyer with respect to Warranty Breaches under Section 7.02 of the Visteon "A" Transaction Agreement) shall not exceed $30 million in the aggregate.

     Section 7.03. Indemnification Procedures and other Provisions relating to Indemnification Claims. The procedures set forth in Section 8.03 of the Contribution Agreement, and the provisions set forth in Sections 8.04, 8.05,
8.06 and 8.07 of the Contribution Agreement shall apply, mutatis mutandis, with respect to any claim for indemnification under this Agreement.

     Section 7.04. No Double Recovery. Notwithstanding anything herein to the contrary, no indemnified party shall be entitled to indemnification under any provision of this Agreement for any amount to the extent such indemnified party or its Affiliate has been indemnified for such amount pursuant to this Agreement, the other Visteon "B" Transaction Documents, the Visteon "A" Transaction Agreement, the other Visteon "A" Transaction Documents (as defined in the Visteon "A" Transaction Agreement), the Contribution Agreement, the other Contribution Agreement Transaction Documents, the Confidentiality Agreement or any other agreement, contract or instrument executed in connection herewith or therewith.

                                    ARTICLE 8
                                   TERMINATION

     Section 8.01. Grounds for Termination. (a) This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual written agreement of Seller and Buyer;

          (ii) by either Buyer or Seller, if any applicable law or regulation makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

          (iii) by Seller if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Buyer prior to the Outside Date or is not cured by the earlier of (x) 30 Business Days following written notice to Buyer by Seller of such breach and (y) the Outside Date and (B) if not cured would result in a failure of any condition set forth in Section 6.03(a); or

          (iv) by Buyer if (A) Seller shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Seller prior to the Outside Date or is not cured by the earlier of (x) 30 Business Days following written notice to Seller by Buyer of such breach and (y) the Outside Date and (2) if not cured would result in a failure of any condition set forth in Section 6.02(a), or (B) Seller shall have breached or failed to perform in any material respect any of its covenants contained in Sections 6.1 (but only, in the case of clause (c) thereof, to the extent such breach or failure to perform is of its performance obligations under the existing agreements referred to in such clause), 6.2 and 6.5 of the Funding Agreement between Buyer and Seller dated as of March 10, 2005, as amended and, other than in the case of such breach of Section 6.1(a) thereof (if such breach relates to the quantity or timing of the supply of components), such breach is not cured within 15 days after written notice thereof has been given by Buyer to Seller.

     The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii) or (iv) shall give notice of such termination to the other party.

     (b) This Agreement shall automatically terminate and be of no further force and effect upon (A) termination of the Contribution Agreement in accordance with its terms if such termination is in compliance with Section 5.08 hereof or (B) termination of the Visteon "A" Transaction Agreement in accordance with its terms.

     Section 8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 8.02, Section 5.06, and Article 9 shall survive any termination hereof pursuant to Section 8.01.

                                    ARTICLE 9
                                  MISCELLANEOUS

     Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

          Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126
          Attention: Peter J. Sherry, Jr.
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Ford Motor Company
          Office of the General Counsel
          One American Road
          320 World Headquarters
          Dearborn, Michigan 48126
          Attention: Marcia J. Nunn
          Facsimile No.: (313) 337-3209
          E-mail: mnunn@ford.com

     and to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: Paul R. Kingsley
          Facsimile No.: (212) 450-3800
          E-mail: paul.kingsley@dpw.com

     if to Seller, to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111
          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710-7132
          E-mail: jdonofri@visteon.com

     with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Attention: Michael E. Lubowitz, Esq.
          Facsimile No.: (212) 310-8007
          E-mail: michael.lubowitz@weil.com

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 9.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Buyer may, however, without the consent of Seller, but with notice to Seller, assign all or a part of its right to purchase all or a portion of the Shares to any of its Affiliates; provided that such assignment shall not relieve Buyer of its obligations hereunder.

     Section 9.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 9.06. Dispute Resolution. Except as contemplated by Section 2.05, if a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including damages, injunctive relief and specific performance:

          (i) The parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

          (ii) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five Business Days after the selection of the arbitrator, each party shall submit its requested relief to the other party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator shall enter a final ruling that adopts in whole such requested relief. The arbitrator shall limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from the requests submitted by the parties.

          (iii) Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 9.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 9.07. Jurisdiction. Subject to Section 2.05 and Section 9.06, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or any objection that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, their respective successors and permitted assigns under Section 9.04 and, with respect to Section 5.12, the Indemnitees.

     Section 9.10. Entire Agreement. This Agreement and the other agreements referred to in Section 8 of the Master Agreement constitute the entire agreement between the parties with respect to the subject matter of such agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of such agreements.

     Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 9.07.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        FORD MOTOR COMPANY


                                        By: /s/ Donat R. Leclair
                                            ------------------------------------
                                        Name:  Donat R. Leclair
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        VISTEON CORPORATION


                                        By: /s/ James F. Palmer
                                            ------------------------------------
                                        Name:  James F. Palmer
                                        Title: Executive Vice President and
                                               Chief Financial Officer